UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 11, 2008
Baxter International Inc.
(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 11, 2008, the advance notice provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”) relating to nominations and matters to be brought before the annual meeting of shareholders were amended.  Sections 2 and 4 of Article I of the amended Bylaws provide that a shareholder who wishes to (1) propose an item of business for the shareholders to consider at the annual meeting of shareholders or (2) nominate a candidate for director must follow certain notice and procedural steps.  Included among these steps is the requirement to provide more complete disclosure from the proposing shareholder, particularly with respect to various ownership techniques employed by such shareholder (including any derivative or short positions, profit interests, options or borrowed or loaned shares) and clarifying other relationships, including, to the extent known by the proposing shareholder, the identity of other shareholders supporting the proposal or director nomination. The time frame for notice to the Company has also been modified. Notice under the amended Bylaws is required to be given by the shareholder to the Company not more than 120 days, but no less than 90 days, prior to the first anniversary of the preceding year’s annual meeting (rather than the previous standard of not more than 90 but less than 60 days).
     In addition, Section 4(f) of Article I of the Bylaws was amended to clarify that with respect to the election of directors votes cast with respect to a nominee shall exclude abstentions with respect to such nominee.
     The foregoing summary of the amendments to the Bylaws is qualified in its entirety by reference to the text of the Company’s Bylaws, as amended and restated on November 11, 2008, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
3.1	Bylaws of Baxter International Inc., as amended and restated on November 11, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ David P. Scharf
David P. Scharf
Corporate Vice President, Deputy General Counsel and Corporate Secretary

Date: November 17, 2008

Exhibit Index

Exhibit No.	Description

3.1	Bylaws of Baxter International Inc., as amended and restated on November 11, 2008.